EXHIBIT 5





                                January 29, 1999

Board of Directors
Western Ohio Financial Corporation
28 East main Street
Springfield, Ohio 45501

Members of the Board:

         We have acted as counsel to Western Ohio Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 235,224 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to the 1998 Omnibus Incentive Plan of the Company (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that:

1.   The shares of Common Stock being so registered have been duly authorized.

2. The shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement and the reference to our firm in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             /s/ SILVER, FREEDMAN & TAFF, L.L.P.